Exhibit 99.2
Compass Diversified Holdings Announces Sale of Silvue Technologies Group, Inc.
WESTPORT, Conn., May 9, 2008 — Compass Diversified Holdings (NASDAQ: CODI) announced today that its wholly owned subsidiary, Compass Group Diversified Holdings LLC (the “Company”) has entered into a definitive agreement for the sale of its majority owned subsidiary, Silvue Technologies Group, Inc. (“Silvue”), to Mitsui Chemicals, Inc. for a total enterprise value of approximately $95 million.
Upon the closing of the transaction, it is anticipated that the Company will receive approximately $70 million of the total enterprise value, after payment to minority shareholders and payment of all transaction expenses, in respect of its debt and equity interests in Silvue. Proceeds primarily will be used to repay debt under the Company’s credit facility. Availability under this credit facility enables the Company to pursue additional platform and add-on acquisitions and provides working capital capacity for the Company and its subsidiaries.
Silvue was acquired on May 16, 2006, utilizing proceeds from CODI’s initial public offering. The transaction is subject to satisfaction of the closing conditions set forth in the stock purchase agreement. Upon the closing of the transaction, it is anticipated that the divestiture will create a gain of between $37.5 million and $40.0 million.
With respect to the transaction, I. Joseph Massoud, CODI’s CEO, said, “We are extremely pleased to announce the sale of our Silvue business at a price that is reflective of the exceptional quality of its assets, management and staff. We consider the opportunity to divest our interest in Silvue at this value to be extremely attractive for our shareholders, and are excited to have achieved a substantial gain on our ownership of this business. We are grateful for the opportunity to have worked with Silvue and its employees over the years and wish them continued success under their new ownership.
“In February of 2007, we sold our subsidiary, Crosman Acquisition Corporation. As with the sale of Crosman, it is expected that the sale of Silvue will result in the recognition of a substantial gain to CODI shareholders. We believe these two transactions are evidence of the substantial embedded value that exists within CODI’s family of subsidiary businesses.”
Additional information on the sale transaction will be available on the Company’s Form 8-K that will be filed with the Securities and Exchange Commission on or before May 12, 2008. It is expected that the transaction will close on or before September 19, 2008. Investment bank, B. Riley & Co., LLC acted as exclusive financial advisors and Paul, Hastings, Janofsky & Walker LLP provided legal counsel to CODI.
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI‘s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies‘ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC.
AFM Holdings Corporation and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture with the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 435 branch locations in 35 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Fox Factory Holding Corp. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings	Investor Relations Contact:
Jim Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Nick Rust
203.221.1703	212.896.1249 / 212.896.1299
jim@compassequity.com	jgoldberger@kcsa.com / nrust@kcsa. com
SOU RCE Compass Diversified Holdings
http://www.compassdiversifiedholdings.com
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